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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              INFORMATION STATEMENT

                            PURSUANT TO SECTION 14(f)
                                     OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                            AND RULE 14f-1 THEREUNDER

                             EQUIVEST FINANCE, INC.
             (Exact name of registrant as specified in its charter)

             Florida                                             59-2346270
(State of incorporation or organization)                       (IRS Employer
                                                             Identification No.)

Two Clinton Square, Syracuse, New York                              13202
(Address of principal executive offices)                          (Zip Code)

                            ------------------------
                                 Thomas J. Hamel
                                    Director
                             Equivest Finance, Inc.
                               Two Clinton Square
                            Syracuse, New York 13202

(Name, address and telephone number of person authorized to receive notices, and communications on behalf of person filing statement)

                             ----------------------
                                    Copy to:
                               Andrew J. Levinson
                             Herzfeld & Rubin, P.C.
                                 40 Wall Street
                            New York, New York 10005


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                             EQUIVEST FINANCE, INC.
                               TWO CLINTON SQUARE
                            SYRACUSE, NEW YORK 13202

                        INFORMATION STATEMENT PURSUANT TO
                         SECTION 14(f) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 AND RULE 14f-1 THEREUNDER

                    NO VOTE OR OTHER ACTION OF THE COMPANY'S
     STOCKHOLDERS IS REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT.
                     NO PROXIES ARE BEING SOLICITED AND YOU
                 ARE REQUESTED NOT TO SEND THE COMPANY A PROXY.

         This Information Statement is being mailed on or about April 15, 1997, to the holders of Common Stock, par value $.05 per share (the "Common Stock"), of Equivest Finance, Inc., a Florida corporation (the "Company"), as well as to holders of the Company's Series 2 Class A Preferred Stock (the "Series 2 Preferred Stock") and the Company's preferred stock, par value $3.00 per share (the "Convertible Preferred Stock" and collectively with the Common Stock and the Series 2 Preferred Stock, the "Voting Securities"), in connection with the designation of Thomas J. Hamel to serve as the sole initial member of the Company's reconstituted Board of Directors without a meeting of the stockholders of the Company. This designation of Mr. Hamel to the Board of Directors is being made pursuant to an Agreement and Plan of Exchange, dated as of February 16, 1996 (the "Exchange Agreement"), among the Company, The Bennett Funding Group, Inc. ("BFG") and Resort Funding, Inc., formerly known as Bennett Funding International, Ltd. ("Resort Funding"), pursuant to which the Company acquired all of the common stock of Resort Funding from BFG in exchange for the issuance to BFG of 10,000 shares of the Series 2 Preferred Stock and 3,000 shares of the Convertible Preferred Stock.

         Pursuant to the Exchange Agreement, the former directors of the Company
- Kenneth Kasarjian, Charles Genovese and Gary Peiffer - resigned all offices and positions held with the Company effective upon compliance with Section 14(f) of the Securities Exchange Act of 1934, as amended, and designated Mr. Hamel, along with Michael A. Bennett, Richard MacPherson and Dennis S. Mair, to serve as directors of the Company. Subsequent to the closing of the transactions contemplated by the Exchange Agreement, BFG, along with its affiliate Bennett Management & Development Corp. ("BMDC"), also a principal stockholder of the Company (see "Security Ownership of Certain Beneficial Owners and Management"), filed voluntary petitions (the "Petitions") for reorganization (Case Nos. 96-61376 and 96-61379, respectively) under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of New York (the "Bankruptcy Court"). See "Bankruptcy of BFG and Related Proceedings". Messrs. Bennett,

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MacPherson and Mair do not intend to serve on the Board of Directors of the
Company.

Voting Securities of the Company as of April 11, 1997.


Title of Class                  Outstanding Shares         Number of Votes
--------------                  ------------------         ---------------

Common Stock                    9,434,280                  1 vote per share

Series 2 Preferred                 10,000                  20% of the total
Stock                                                      votes of the
                                                           Voting Securities

Convertible                         3,000                  2,500 votes per
Preferred Stock                                            share(1)

(1) For each share of Convertible Preferred Stock held the holder thereof is entitled to 2,500 votes, which number is equal to the number of shares of Common Stock into which such share of Convertible Preferred Stock is mandatorily convertible upon authorization of sufficient Common Stock to permit such conversion.

Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth information as of April 11, 1997 on the Company's Voting Securities with respect to the share ownership by beneficial owners of more than 5% of the outstanding amount of such stock. Neither Mr. Hamel nor Gerald L. Klaben, Jr., the Chief Financial Officer of Resort Funding, who are the only persons who are or could be deemed to be officers and/or directors of the Company as of the date hereof, own any Voting Securities.

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                                          Amount and
                 Name and Address         Nature of
                 of Beneficial            Beneficial    Percent of
Title of Class   Owner(1)                 Ownership(2)  Class
--------------   -----------------        ------------  ----------

Common Stock     Bennett Management(3)    7,121,285      74.4%(4)
                 & Development
                 Corporation
                 2 Clinton Square
                 Syracuse, NY 13202

Series 2         The Bennett                 10,000     100.0
Preferred        Funding Group, Inc.
Stock            2 Clinton Square
                 Syracuse, NY 13202

Convertible      The Bennett                  3,000     100.0
Preferred        Funding Group
Stock(5)         2 Clinton Square
                 Syracuse, NY 13202

--------
(1) Except as otherwise noted below, each person has sole voting power and investment power with respect to the Voting Securities indicated as owned beneficially by such person.

(2) Except as otherwise noted below, all Voting Securities listed are owned both of record and beneficially.

(3) Includes 5,000,000 shares of Common Stock registered in the name of Atlantic Investment Partners and beneficially owned solely by BMDC.

(4) Based upon 9,434,280 shares of Common Stock outstanding as of April 11, 1997 (without giving effect to the possible issuance of shares upon conversion of the Convertible Preferred Stock).

(5) Each share of Convertible Preferred Stock is immediately and mandatorily convertible into 2,500 shares of Common Stock on the date the Company first has a sufficient number of authorized and unissued shares of Common Stock to permit conversion.

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Bankruptcy of BFG and Related Proceedings

On April 18, 1996, following the March 29, 1996 filing of the Petitions, the Bankruptcy Court appointed Richard C. Breeden as trustee in bankruptcy (the "Trustee") for BFG and BMDC, as well as for certain other related debtors. Mr. Breeden served as Chairman of the Securities and Exchange Commission (the "SEC")

from 1989 to 1993 and was the chairman of the world-wide financial services industry group of the accounting firm of Coopers & Lybrand from 1993 to 1996. In September 1996, Mr. Breeden left Coopers & Lybrand and established Richard C. Breeden & Co., a firm specializing in aiding troubled companies and consulting on global capital markets.

The Petitions were filed after (i) the SEC filed a civil complaint (the "Civil Complaint") in the United States District Court for the Southern District of New York (the "Court") against BFG, BMDC, Bennett Receivables Corporation, Bennett Receivables Corporation - II and Patrick R. Bennett, the Chief Financial Officer of BFG, No. 96 Civ. 2237 (JES), alleging numerous violations of the antifraud provisions of the federal securities laws based in part on allegations of sales of fictitious leveraged leases, fraudulent misrepresentations to investors in private placements of debt securities and misappropriation of corporate assets and (ii) the United States Attorney for the Southern District of New York filed a criminal complaint in the Court against Patrick Bennett alleging criminal violations of the antifraud provisions of the federal securities laws and perjury.

In July 1996, Mr. Breeden, as Trustee, commenced an adversary proceeding in the BFG bankruptcy proceedings seeking more than $1 billion in damages from Patrick Bennett and certain members of his family and various other defendants based on allegations similar to those in the Civil Complaint. The Trustee has also to date been successful in staying numerous other civil actions against various defendants, including the Company, raising allegations that the defendants were involved in the alleged wrongdoings of BFG and its principals. Notwithstanding the allegations of fraudulent financial dealings at BFG, the Trustee has advised the Company that he has concluded, based on his investigations to date, that the operations of Resort Funding were independent of those of BFG and did not involve fraudulent activities of the type detailed in the Civil Complaint and the Trustee's adversary proceeding. Moreover, the Trustee has advised the Company that he has determined not to challenge the transactions effected pursuant to the Exchange Agreement.

Because the Trustee controls the Voting Securities held by BFG and BMDC, the Trustee could be deemed to control the Company. Mr. Hamel has assumed his seat on the Company's Board of Directors with the approval of the Trustee. In addition, Mr. Hamel intends to fill vacancies on the Company's Board of

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Directors only with persons selected by or acceptable to the Trustee.

Except as described above, the Company knows of no arrangements which may at a subsequent date result in a change of control.

Directors, Executive Officers, Promoters & Control Persons.

The following table sets forth information concerning each person chosen to become director and officer of the Company.

Name                       Age              Principal Occupation
----                       ---              --------------------

Thomas J. Hamel            38               Director of the Company and
                                            President of Resort Funding, Inc.

Gerald L. Klaben, Jr.      33               Chief Financial Officer of Resort
                                            Funding, Inc.

There are currently 4 vacancies on the Board of Directors, which will be filled by Thomas J. Hamel. Mr. Hamel will consult with the Trustee before filling any such vacancies.

Since November 1996, Thomas Hamel has been President of Resort Funding, a wholly owned subsidiary of the Company which was acquired from BFG in February 1996. Prior to that, Mr. Hamel served as Executive Vice President of Resort Funding responsible for business development from 1990 to November 1996.

Gerald Klaben has been Chief Financial Officer of Resort Funding since July 1996. From November 1989 to July 1996, he served as a financial officer of the Pyramid Companies, the largest developer of shopping malls in the Northeastern United States.

The Company does not have an audit, nominating or compensation committee. During the twelve months ended December 31, 1996, the Company's Board of Directors met one time. During such period, each of the then-current directors of the Company attended 75% or more of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees of the Board of Directors on which such director served.

All directors of the Company, including any persons appointed by Mr. Hamel to fill vacancies on the Board of Directors, will hold office until the next annual stockholders' meeting and until the election and qualification of their successors. Officers hold their respective positions until their successors are duly qualified or they resign or are removed by the Board of Directors.

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Compliance with Section 16 (A) of the Securities Exchange Act of 1934.

Section 16 of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and persons who own more than 10% of a registered class of the Company's equity securities to file various reports with the SEC concerning their holdings of, and transactions in, securities of the Company. Copies of these filings must be furnished to the Company.

Based solely on its review of the copies of such forms received by it with respect to the year ended December 31, 1995, the Company believes that all filing requirements applicable to its directors, executive officers and persons who own more than 10% of a registered class of the Company's equity securities have been complied with by such persons.


Executive Compensation.

On December 21, 1995 the Company changed its fiscal year end from August 31 to December 31. No compensation was paid by the Company for the four months ended December 31, 1995 or, except as set forth herein, during the fiscal year ended December 31, 1996 to any executive officer of the Company. The table below provides information concerning compensation paid by the Corporation for the fiscal years ended August 31, 1995, 1994, and 1993 to each executive officer of the Corporation. Mr. Hamel's total cash compensation in 1995, consisting of salary and commissions, was $244,000. Mr. Hamel's cash compensation in 1996 was $212,000.

                           SUMMARY COMPENSATION TABLE

====================================================================================================================
                                                               |             Long Term Compensation
                       Annual Compensation                     |       Awards Payouts
---------------------------------------------------------------|----------------------------------------------------
      (a)            (b)       (c)        (d)         (e)      |      (f)         (g)    |     (h)          (i)
   Name and         Year      Compen-    Bonus    Other Annual |  Restricted   Number of |    LTIP       All other
   Principal                  sation              Compensation | Stock Awards   Options  | Payments($) Compensation
                                                      (2)      |                         |
---------------------------------------------------------------|                         |
Murray Bacal        1995     $141,750        $0         (1)    |       0           0     |     $0           $0
Chairman, CEO       1994     $405,500        $0         (1)    |      (3)          0     |     $0           $0
(1), (4)            1993     $285,333        $0         (1)    |       0           0     |     $0           $0
                                                               |                         |
Joseph Mooney       1995     $148,749   $10,000     $14,500    |       0           0     |     $0           $0
Senior Exec. V.P.   1994     $ 98,554   $15,000     $ 6,000    |       0        12,500   |     $0           $0
(5), (6)            1993     $ 86,540        $0     $ 6,000    |       0           0     |     $0           $0
                                                               |                         |
James Rothman       1995           $0        $0          $0    |       0           0     |     $0           $0
Executive V.P.      1994     $110,665   $ 5,000     $ 6,000    |       0           0     |     $0           $0
(7)                 1993     $ 73,154        $0     $ 6,000    |       0        20,000   |     $0           $0
====================================================================================================================

         (1) Includes consulting fees pursuant to a contract with MBS Investments, Inc. See description below under "Employment/Consulting Agreements."

         (2) Does not include reimbursements for out of pocket expenses incurred on behalf of the Corporation or amounts charged to a loan account. Includes automobile allowance.

         (3) On June 11, 1993, Atlantic Investment Partners ("Atlantic") purchased 5,000,000 shares of the Corporation's common stock for 2,000,000. Atlantic was a general partnership formed under the laws of the State of New York. The partners of Atlantic were Queensgate Holdings, Ltd. ("Queensgate") and BMDC. Mr. Bacal had indirectly owned 245,833 shares of the Company's Common stock by virtue of his 20% ownership of Queensgate. During fiscal 1994, Queensgate sold its interest in the Company to BMDC.

         (4)      Mr. Bacal resigned in May 1995.

         (5)      Mr. Mooney resigned in May 1995.

         (6) Mr. Mooney attempted to exercise his option to purchase 1,000 shares in May 1995.

         (7)      Mr. Rothman resigned in July 1994.

         Total salaries for the three executives listed in fiscal, 1995, 1994 and 1993 were $314,999, $614,219, and $445,027 respectively.

         Except as set forth above with respect to Mr. Hamel, and except for payments to Mr. Klaben of $58,385 in 1996 pursuant to his employment agreement with Resort Funding described below, no compensation has been paid by the Company to any executive officer of the Company since May 1995.

         The Company has no annuity, pension or retirement benefits for its employees.

Employment/Consulting Agreements

                  Resort Funding entered into an employment agreement with Gerald Klaben on July 15, 1996 pursuant to which he is serving as Resort Funding's Chief Financial Officer for a three-year term and thereafter for successive one-year renewal terms unless either party elects not to renew the agreement at least 90 days prior to the end of the original term or any renewal term. The agreement provides for an annual base salary of $125,000 during the first year, increased annually by the same percentage increase as the urban consumer price index. The agreement also provides $1,500 per year for coverage of medical premiums. In addition, the agreement permits the board of directors of Resort Funding to grant bonuses, incentive compensation and equity participation based on Mr. Klaben's performance and to provide other benefits on the same terms as those available to senior executive officers of Resort Funding. Resort Funding has also agreed to provide at least $350,000 of life insurance for Mr. Klaben. Mr. Klaben has agreed to preserve the confidentiality of information regarding Resort Funding.

                  On June 11, 1993, the Company entered into a consulting agreement with MBS Investments, Inc. ("MBS" or "Consultant"), a private company controlled by Murray Bacal, which was to expire on June 11, 2003. Pursuant to that agreement, MBS agreed to provide the services of Murray Bacal or another person acceptable to the Company to serve as Chairman of the Board of Directors and Chief Executive Officer. The Consultant was to receive a consulting fee of $40,000 per month through May 11, 1998, and $50,000 per month thereafter. Compensation for consulting could be increased by incentive earnings based bonuses as approved by a majority of the Board of Directors not having such incentives. The Consultant also received life insurance in the amount of $2,000,000 on the life of Mr. Bacal payable to the Consultant's designee as beneficiary, as well as disability insurance in an amount to approximate his compensation. The Company was not obliged to pay more than $25,000 for such disability insurance. The Company also paid $750 per month to be applied by the Consultant to the costs of an automobile, and reimbursed MBS for the cost of one secretary-assistant not to exceed $25,000 per year. The Company agreed to use its best efforts to cause Mr. Bacal to be nominated for election to the Board of Directors each year during the term of that agreement. On April 21, 1994 the above Consulting Agreement was terminated by mutual consent. On May 1, 1994 the Company agreed to pay MBS the sum of $15,000 per month plus $750 for auto expenses on a month-to-month basis. The Company also agreed to reimburse MBS for the cost of one secretary-assistant not to exceed $25,000 per year. Mr. Bacal resigned as Chairman of the Board of Directors and as a Director on May 31, 1995.

         Joseph Mooney resigned from the Company as Senior Executive Vice President and Director in May 1995 pursuant to a Termination Agreement effective May 19, 1995, the terms of which provided for Mr. Mooney to be retained on a consulting basis through November 19, 1995 at the rate of $2,500 per month. In addition, pursuant to the Termination Agreement, Mr. Mooney was to receive $75,000 in severance pay, plus certain other benefits totalling approximately $7,000 through May 31, 1996.

         In January 1996 Mr. Mooney filed a lawsuit in the Circuit Court of Broward County, Florida against the Company, Murray Bacal, former Chairman of the Board of the Company, and another defendant alleging, among other things, that the Company breached its obligations to him under the Termination Agreement and a prior letter of intent that would have permitted him to acquire certain assets of the Company and had tortiously interfered with certain business opportunities of Mr. Mooney. Mr. Mooney sought from the Company certain declaratory and equitable relief, damages in excess of $1,050,000, pre-judgment interest, court costs, reasonable attorneys fees and such other relief as the court deems appropriate. In December 1996, Mr. Mooney moved for summary judgment on certain limited aspects of his claims. On February 4, 1997, the court granted partial summary judgment to Mr. Mooney with respect to his claim that the Termination Agreement had been breached and that Mr. Mooney was entitled to damages in the amount of $33,472.50, together with interest in the amount of $4,069.78 with respect to the breach. The Company has determined not to appeal this judgment since the amount is covered by insurance. The Company believes that it has meritorious defenses to the remaining allegations in the complaint and intends to defend the matter vigorously. In addition, the Company filed certain counterclaims against Mr. Mooney alleging that Mr. Mooney had wrongfully retained certain company property and had wrongfully interfered with the Company's conduct of its business, all in violation of the terms of the Termination Agreement. The counterclaims further allege that Mr. Mooney knowingly and feloniously obtained, or converted to his own use and benefit, at least $250,000 of the Company's money. The counterclaims seek compensatory damages, treble damages, pre- and post-judgment interest, costs, attorneys fees and such further relief as the court deems appropriate. Mr. Mooney has answered, denying liability on the Company's counterclaims. The Company intends to vigorously pursue its counterclaims.

Stock Option Plan

         On September 2, 1988, the Board of Directors of the Company adopted a Stock Option Plan (the "Plan") which was ratified by stockholders on the same date. The Plan covers 100,000 shares of Common Stock and is intended to strengthen the Company's ability to attract and retain qualified personnel by affording such individuals an opportunity to hold a proprietary interest in the Company. The Plan authorizes the issuance of the options covered thereby as either "Incentive Stock Options" within the meaning of the Internal Revenue Code of 1986, as amended, or as "Non-Statutory Stock Options." The Plan also provides that no options may be granted after September 1, 1998.

         The Plan is administered by the Company's Board of Directors, which has the authority to determine the persons to whom options shall be granted, whether any particular option shall be an Incentive Option or a Non-Statutory Option, the number of shares to be covered by each option, the time or times at which options will be granted or may be exercised and the other terms and provisions of the options, except that the Plan prohibits the exercise of an Incentive Stock Option unless the Optionee has been continuously employed by the Company from the date of grant to the date of exercise. Accordingly, Incentive Stock Options are forfeited upon termination of the Optionee's employment with the Company. The Plan also provides that: (i) the exercise price of options granted thereunder shall not be less than 100% (or in the case of an Incentive Option, 110% if the optionee owns 10% or more of the outstanding voting securities of the Company) of the fair market value of such shares on the date of grant, as determined by the Board, and (ii) no option by its terms may be exercised more than ten years (five years in the case of an Incentive Option, where the optionee owns 10% or more of the outstanding voting securities of the Company) after the date of grant. Any options which are canceled or not exercised within the option period may become available for future grants. Except for the previously exercised options by a former officer, the Company agreed with the underwriter of its initial public offering not to issue stock options in the future at an exercise price below $2.00 per share.

                                                          EQUIVEST FINANCE, INC.